EXHIBIT 99-5AI
                            AMENDMENT TO

                   INVESTMENT ADVISORY AGREEMENT



       AMENDMENT made this  30th  day of  September , 1994 to

  the Investment Advisory Agreement dated January 1, 1987 (the

  "Agreement") between Manulife Series Fund, Inc., a Maryland corporation (the "Fund"), and Manufacturers Adviser

  Corporation, a Colorado corporation (the "Adviser").

       In consideration of the mutual covenants contained in the

  Agreement as supplemented hereby, the parties hereto agree that the following sections shall be amended as follows:

  1.   Section 3, Allocation of Charges and Expenses

       Section 3, Allocation of Charges and Expenses, shall be

  deemed to be amended as follows:

       (a)  in the second sentence of the paragraph, deleting

  the upper case "T" on the initial word "The" and replacing it with a lower case "t";

       (b)  inserting at the beginning of the second sentence

  the words "Except with respect to the International Fund and the Pacific Rim Emerging Markets Fund,..."; and

       (c)  adding the following paragraph to the end of Section

  3:

            With respect to the International Fund and the

  Pacific Rim Emerging markets Fund the following expenses shall

  be  borne  by  the  Fund:   the  investment  management fee,

  brokerage commissions on portfolio transactions (including any other direct costs related to the acquisition, disposition,
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  lending or borrowing of portfolio investments), taxes payable by the Fund, interest and any other costs related to

  borrowings by the Fund, and any extraordinary or non-recurring expenses (such as legal claims and liabilities and litigation costs and any indemnification related thereto).  In addition,

  any other expenses related to the International and Pacific

  Rim Emerging Markets shall be borne by the Fund at the rate of

  (i) up to .50% of the average daily value of the aggregate net assets of the portfolio for the International Fund and (ii) up to .65% of the average daily value of the aggregate net assets of the portfolio for the Pacific Rim Emerging Markets Fund.

  The expense fee is payable each day on which the net asset value of the fund is determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus.

  2.   Section 4, Compensation of the Adviser.

       Section 4, Compensation of the Adviser, shall be deemed

  to be amended as follows:

       (a)  In the first sentence of the paragraph, deleting the

       uppercase "A" in the initial word "As" and replacing it

       with a lower case "a";



       (b)  inserting at the beginning of the first sentence the

       words "Except with respect to the International Fund and

       the Pacific Rim Emerging Markets Fund,...; and

       (c)  adding the following paragraph to Section 4:

            With respect solely to the International Fund and
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       the Pacific Rim Emerging Markets Fund, as compensation

       for the services performed, the facilities furnished, and

       expenses assumed by the Adviser under this Agreement, the

       Fund will pay to the Adviser an investment services fee.

       The fee will be paid each day on which the net asset

       value of the Fund is determined and will be based upon

       the value of the aggregate net assets of the portfolios,

       as determined on such day and computed in accordance with

       the description of the method of determination of net

       asset value contained in the Prospectus, at the annual

       rate of:

            For the International Fund:

            (i) .85%  of the average daily value of the

       aggregate net assets of the portfolio on the first $100

       million in assets and (ii) .70% on the assets over $100

       million.

            For the Pacific Rim Emerging Markets Fund:

            (i) .85% of the average daily value of the aggregate

       net assets of the portfolio on the first $100 million in

       assets and (ii).70% on the assets over $100 million.

       This Amendment shall become effective on the later of the

  date of its execution and the date of the meeting of the

  shareholders of the Fund at which the Amendment is approved by a vote of the majority of the outstanding voting securities

  (as defined in the Investment Company Act) of the Fund.  The required shareholder approval shall be effective with respect to any portfolio if a majority of the outstanding voting
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  securities of the class of capital stock of that portfolio vote to approve the Amendment, notwithstanding that the

  Amendment may not have been approved by a majority of the

  outstanding voting securities of the Fund.



       IN WITNESS WHEREOF, the parties hereto have caused this

  Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.



  ATTEST:                  MANULIFE SERIES FUND, INC.



       /s/                         /s/
                           By:       Donald A. Guloien
                           Title:    President


  ATTEST:                  MANUFACTURERS ADVISER CORPORATION



       /s/                         /s/
                           By:       Bruce D. Monus
                           Title:    President